Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces the Retirement of its Chairman of the Board

COSTA MESA, Calif., July 16, 2012 /PRNewswire/ -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the "Company"), the holding company of Pacific Premier Bank (the “Bank”), announced today that Ronald G. Skipper has announced his decision to retire as Chairman of the Boards of Directors of the Company and Bank, effective July 26, 2012.

Mr. Skipper stated, “Over the past several years, the Company has been transformed into a stronger, more diversified and customer focused commercial bank.  Pacific Premier is well-positioned for continued profitable growth as the management team is focused on driving new businesses into the Bank.”

Mr. Skipper concluded, “It has been my pleasure to have worked with such a talented and committed group of directors over the past 28 years.  This year has been very eventful for me as I have sold my law practice and retired from the practice of law.  I look forward to a new chapter in my life.”

Steven R. Gardner, President and Chief Executive Officer commented on Mr. Skipper’s service, “Ron has been an integral part of this Company since its inception. Mr. Skipper has presided over the changing of our business model to a growing and profitable commercial bank.  More recently, Mr. Skipper provided keen insight to the Bank’s two successful FDIC assisted acquisitions in 2011 and 2012 as well as many shareholder friendly changes to the Company’s articles and bylaws.  We wish Ron all the best in his retirement and he will be missed.”

About Pacific Premier Bancorp, Inc.

The Company owns all of the capital stock of Pacific Premier Bank.  Pacific Premier Bank provides business and consumer banking products to its customers through our ten full-service depository branches in Southern California located in the cities of Costa Mesa, Huntington Beach, Los Alamitos, Newport Beach, Palm Desert, Palm Springs, San Bernardino and Seal Beach.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
President/CEO
714.431.4000

Kent J. Smith
Executive Vice President/CFO
714.431.4000